Exhibit 10.1

COREPOINT OPERATING PARTNERSHIP L.P.
Section 16 Officer Short Term Incentive Plan

The CorePoint Operating Partnership L.P. Section 16 Officer Short Term Incentive Plan (the “Plan”) is established to align Section 16 Officers (as defined below) with CorePoint Operating Partnership L.P. (the “Company”)’s strategic priorities and activities which maximize the Company’s performance and drive shareholder value by providing an annual cash incentive opportunity to participating employees that may be earned for achievement of short-term financial and strategic goals.  The Plan shall be effective as of the Effective Date.

1.	Definitions.
a.	“Administrator” means the Compensation Committee of the Board of Directors of the Company.
b.

“Base Salary” means the amount of base salary actually earned by the Participant during the Performance Period or during such portion of the Performance Period that the Participant is an Eligible Employee.  Base Salary is determined without regard to any salary deferrals under any deferred compensation plans or other pay or benefit programs of the Company in which the Participant participates.

c.	“Bonus Calculation Percentage” means a percentage set forth in Exhibit A attached hereto.
d.	“Cash Bonus Amount” means, as to any Participant, the applicable bonus payment as calculated using Base Salary and Bonus Calculation Percentage as subject to the requirements of Section 2.
e.	“Determination Date” means a date selected by the Administrator that falls after the end of the Performance Period and on or before March 15 of the year following the end of the Performance Period.
f.	“Effective Date” means January 1, 2019.
g.	“Participant” means a Section 16 Officer who is designated as a Participant by the Administrator, subject to the requirements of Section 2.
h.	“Performance Period” means January 1, 2019 through December 31, 2019.
i.

“Section 16 Officer” means each employee who is covered, or is reasonably expected to be covered, by Section 16 of the Securities Exchange Act of 1934, as amended, and any successor thereto, during the Performance Period.

2.	Eligibility.

Except as otherwise provided under the Plan, each Participant is eligible to receive a Cash Bonus Amount under the Plan if such Participant:

a.	became a Participant on or before December 1 of the Performance Period,
b.	remains active in an eligible status in the employ of the Company through the date the Cash Bonus Amount is paid,
c.	satisfies specified corporate and strategic/individual goals as outlined in the criteria established for the Performance Period, as set forth in Exhibit A attached hereto, and
d.

fulfills the normal responsibilities of such Participant’s position, including, but not limited to, meeting regular attendance, workload and other standards of the Company.  Participants whose performance needs improvement or is below standard (as determined by the Administrator) may in the sole and absolute discretion of the Administrator be deemed ineligible to earn a bonus, in whole or in part.  The following are a non-exhaustive list of factors the Administrator may consider in determining a Participant’s below standard performance: (1) most recent annual performance rating below meets expectations; (2) currently on a performance improvement plan or being counseled for below standards performance; or (3) has a final written warning in effect at the time of payment.

Participants in an eligible status who remain active, but change positions during the Performance Period are eligible to earn a pro-rated bonus based upon their period of employment in eligible status during the Performance Period.

3.	Payment of Short-Term Incentive Awards.

The payment with respect to any Cash Bonus Amount under the Plan shall be payable by the Company no later than the Determination Date.  The Cash Bonus Amount will be payable as a lump sum cash amount and shall be subject to reduction for all required federal, state and local taxes and other legally required withholdings.

4.	Termination.

To the extent a Participant’s employment with the Company is terminated for any reason prior to the Determination Date, other than in connection with, solely to the extent provided in, and as applicable to a Participant, the CorePoint Lodging Inc. Executive Severance Plan, such Participant shall have no rights with respect to any payment or award under the Plan, unless otherwise prohibited by law.

5.	Termination or Amendment of the Plan.

The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the sole and exclusive discretion of the Administrator without further liability of the Company to any Participant.

6.	Additional Terms.
a.

Payments under the Plan are not deemed “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company.  Accordingly, no deductions will be taken for any retirement and savings plan and such plans will not accrue any benefits attributable to payments under the Plan.

b.

If any provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted.  All questions concerning the construction, validation and interpretation of the Plan shall be governed by the laws of the state of Texas without regard to its conflict of laws provisions.

7.	Miscellaneous.
a.

No Right to Continued Employment.  Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate any Participant’s employment, with or without cause.

b.	Clawback Policy. Any Cash Bonus Amount payable under this Plan is subject to the Company’s Compensation Clawback Policy, as amended from time to time.
c.	Calculations. The Company’s Finance department shall have the responsibility of calculating each Cash Bonus Amount. The results will be independently reviewed by the Administrator.
d.	Administration. The Administrator shall administer the Plan and be the sole and exclusive interpreter and arbiter of the provisions of the Plan.

EXHIBIT A

Criteria for the Section 16 Officer Short Term Incentive Plan

Performance Period commencing on January 1, 2019 and ending on December 31, 2019

Calculation Method

For the Performance Period, the Performance Metrics include both corporate goals and strategic/individual goals.  Cash Bonus Amounts earned will be based on the percentage attainment of each Performance Metric.

Performance Metrics

The Performance Metrics and weighting are as follows:

Performance Metric	Weighting
Corporate Performance	65%
Strategic / Individual Goals	35%

Corporate Performance Metric

Corporate Performance Metric	Threshold	Target	Maximum
Adjusted AFFO/Share	$[●]	$[●]	$[●]

Exhibit I to this Exhibit A sets forth a model of the calculation of Adjusted AFFO/Share.  For purposes hereof, Adjusted AFFO/Share shall be calculated excluding the impact of any Hotel Sales.  To the extent that the Company’s performance with respect to the Performance Metric falls between two levels set forth on the table above, for performance between “Threshold” and “Target” and for performance between “Target” and “Maximum,” the payout will be interpolated on a straight-line basis.

Strategic / Individual Goals

Strategic / Individual Goals	Threshold	Target	Maximum
Hotel Sales	[●]	[●]	[●]

For purposes of determining whether any of the “Threshold,” “Target,” or “Maximum” goals above have been met, if (i) the Company has entered into a definitive transaction agreement for a Hotel Sale prior to the end of the Performance Period and (ii)  the applicable deposit made in connection with such Hotel Sale is non‑refundable, the Administrator shall include such Hotel Sale in determining whether such goal has been achieved for the Performance Period.  The Administrator, in its good faith discretion, shall make such adjustments to the applicable “Threshold,” “Target,” or “Maximum” goals in the event of any material changes to strategy or unforeseen circumstances that may occur during the Performance Period.

Unless otherwise determined by the Administrator in its discretion, (i) in order to receive any portion of the payout related to (A) Adjusted AFFO/Share; or (B) Strategic / Individual Goals, the Company must achieve the stated goals and (ii) in the event that the Company’s performance does not meet the “Threshold” requirements noted above, no Cash Bonus Amount shall be earned for such Performance Metric.  If the Company’s performance for the Performance Period exceeds the “Maximum” for a Performance Metric, such Performance Metric shall be capped at the “Maximum” amount.  In the event that the measurement period is less than the complete year, the Administrator will use a forecast as of the last date of the measurement period to determine the earned Corporate Performance Metric.  The Administrator may, in its discretion, make appropriate adjustments to Performance Metrics or Cash Bonus Amounts paid under the Plan to reflect any unusual or extraordinary items or other changes, including, but not limited to, the disposition of assets and changes in interest rates.

Bonus Calculation Percentage

The following table shows the Bonus Calculation Percentage at the various Section 16 Officer positions.  Each bonus opportunity performance metric above has a specified level of necessary achievement (i.e., Threshold, Target and Maximum) which will determine the actual Bonus Calculation Percentage, and in turn, amounts, if any, earned under the Plan.  The Cash Bonus Amount actually earned will be in the sole and exclusive discretion of the Administrator based on the application of the stated goals.

Total Bonus Potential

	% of Base Salary
Level	Threshold	Target	Maximum
Chief Executive Officer	50%	100%	200%
Chief Financial Officer	50%	100%	200%
Chief Operating Officer	50%	100%	200%
General Counsel	50%	100%	200%
Chief Accounting Officer	25%	50%	100%